Armstrong Holdings, Inc.
News for Immediate Release

Armstrong Holdings Distributes Net Assets
Shareholders receive $0.69 per share
Company will dissolve as previously announced

LANCASTER, PA - December 13, 2007 - Armstrong Holdings, Inc., the former parent company of
Armstrong World Industries, Inc., said that its previously announced distribution of its entire net
assets to shareholders is complete.   Checks to record holders were mailed yesterday.
Shareholders who have ACKH stock in brokerage accounts will receive the distribution in their accounts in the near future. The Company's common stock had traded on the Over-the-Counter
Bulletin Board under the symbol "ACKH."

Direct shareholders did not need to return their stock certificates to receive a distribution. Those certificates are void and have no value. When they receive their distribution checks through the mail, direct shareholders should follow instructions enclosed with their payment to cancel or destroy those Armstrong Holdings stock certificates.

The Company will now file Articles of Dissolution with the Commonwealth of Pennsylvania and will cease to exist.

Direct shareholders with questions concerning their accounts should contact American Stock
Transfer & Trust Company at 800-937-5449.

Armstrong Holdings, Inc. previously was the parent holding company of Armstrong World Industries,
Inc. (AWI) until October 2, 2006. On that date, AWI emerged from Chapter 11 bankruptcy. Under
AWI's Plan of Reorganization, the Company's ownership in AWI was cancelled.

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Contacts:
Investors: Beth Riley, bariley@armstrong.com, 717.396.6354
News Media: Meg Graham, magraham@armstrong.com, 866.321.6677